EXHIBIT 21.1

Subsidiaries of the Registrant

Set forth below is a list of subsidiaries of the Registrant after giving effect to the Reorganization (as defined in the Registration Statement). Unless otherwise indicated, all of the subsidiaries listed below are wholly owned subsidiaries of GenMark Diagnostics, Inc. and are owned directly by either GenMark Diagnostics, Inc. or by wholly owned subsidiaries of GenMark Diagnostics, Inc.

Subsidiary	Jurisdiction of Formation

Osmetech plc	England & Wales
Osmetech Technology Inc.	Delaware
Clinical Micro Sensors, Inc. (dba Osmetech Molecular Diagnostics)	Delaware
Osmetech Inc.	Delaware